LaSalleNotes Pricing Supp3

SUBJECT TO COMPLETION OR AMENDMENT, DATED 10/25/06

LaSalle Funding LLC

With Maturities of 9 Months or More from Date of Issue
Guaranteed Unconditionally By
ABN AMRO BANK N.V. and ABN AMRO HOLDING N.V.

Registration No.		333-137691-01 333-137691 333-137691-02
Filed Pursuant to Rule		424 (b) (2)
Pricing Supplement No.		3
(To Prospectus dated September 29, 2006 & Prospectus Supplement dated September 29, 2006 )
The date of this Pricing Supplement is			October 25, 2006
Trade Date:	11/08/06		Issue Date:	11/13/06	Security Type: Callable Fixed Rate Note

CUSIP Number (1)	Interest Rate	Maturity Date	Interest Payment Frequency (2)	Subject to Redemption	Redemption Date and Terms	Dealer
51803XKW8	6.00%	11/15/21	Semi-Annual	Yes	Callable at 100% on 11/15/2007 and Semi-Annually thereafter with 30 calendar days prior notice.	LaSalle Financial Services, Inc.

						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number (1)	Principal Amount	Price to Public (3)	Proceeds to Issuer	Proceeds (% of Principal)	Discounts and Commissions	Discounts & Comm. (% of Principal)	Survivors Option (4)	OID Note (5)
51803XKW8		100%		98.600%		1.400%	Yes	No

(1) All notes described in this Pricing Supplement are issued in U.S. Dollars with authorized denominations of $1,000 and integral multiples thereof.
(2) Interest payments are paid on the 15th day of each applicable month.
(3) Expressed as a percentage of aggregate principal.

(4) The survivor's option may not be exercised until at least 12 months following the date of original issue.  In addition, the issuer may limit the  aggregate principal amount redeemed pursuant to the survivor's option to the greater of 1% of the outstanding aggregate principal amount or $1,000,000.  For any individual deceased, the issuer may limit the aggregate principal amount to $200,000 per year redeemed pursuant to the survivor's option.  For a complete description of the terms and conditions relating to the survivor's option, which carries certain limitations, see "Description of Notes -- Repayment Upon Death" in the Prospectus Supplement.

(5) You should review the section in the Prospectus Supplement entitled "United States Federal Taxation."  Additionally, you are urged to consult your tax advisor regarding the tax treatment and whether a purchase of the Notes is advisable in light of your tax treatment and your particular situation.

The Securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates and agents in connection with offers and sales of the Securities in market-making transactions.

LaSalleNotes Pricing Supp4

SUBJECT TO COMPLETION OR AMENDMENT, DATED 10/25/06

LaSalle Funding LLC

With Maturities of 9 Months or More from Date of Issue
Guaranteed Unconditionally By
ABN AMRO BANK N.V. and ABN AMRO HOLDING N.V.

Registration No.		333-137691-01 333-137691 333-137691-02
Filed Pursuant to Rule		424 (b) (2)
Pricing Supplement No.		4
(To Prospectus dated September 29, 2006 & Prospectus Supplement dated September 29, 2006 )
The date of this Pricing Supplement is			October 25, 2006
Trade Date:	11/08/06		Issue Date:	11/13/06	Security Type: Callable Fixed Rate Note

CUSIP Number (1)	Interest Rate	Maturity Date	Interest Payment Frequency (2)	Subject to Redemption	Redemption Date and Terms	Dealer
51803XKV0	5.75%	11/15/26	Monthly	Yes	Callable at 100% on 11/15/2010 and Semi-Annually thereafter with 30 calendar days prior notice.	LaSalle Financial Services, Inc.

						[Additional columns below]

[Continued from above, first column repeated]
CUSIP Number (1)	Principal Amount	Price to Public (3)	Proceeds to Issuer	Proceeds (% of Principal)	Discounts and Commissions	Discounts & Comm. (% of Principal)	Survivors Option (4)	OID Note (5)
51803XKV0		100%		97.550%		2.450%	Yes	No

(1) All notes described in this Pricing Supplement are issued in U.S. Dollars with authorized denominations of $1,000 and integral multiples thereof.
(2) Interest payments are paid on the 15th day of each applicable month.
(3) Expressed as a percentage of aggregate principal.

(4) The survivor's option may not be exercised until at least 12 months following the date of original issue.  In addition, the issuer may limit the  aggregate principal amount redeemed pursuant to the survivor's option to the greater of 1% of the outstanding aggregate principal amount or $1,000,000.  For any individual deceased, the issuer may limit the aggregate principal amount to $200,000 per year redeemed pursuant to the survivor's option.  For a complete description of the terms and conditions relating to the survivor's option, which carries certain limitations, see "Description of Notes -- Repayment Upon Death" in the Prospectus Supplement.

(5) You should review the section in the Prospectus Supplement entitled "United States Federal Taxation."  Additionally, you are urged to consult your tax advisor regarding the tax treatment and whether a purchase of the Notes is advisable in light of your tax treatment and your particular situation.

The Securities are not insured by the Federal Deposit Insurance Corporation or any other federal agency. The Securities and Exchange Commission and state securities regulators have not approved or disapproved these Securities, or determined if this Pricing Supplement or the accompanying Prospectus Supplement or Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.  This Pricing Supplement and the accompanying Prospectus Supplement and Prospectus may be used by our affiliates and agents in connection with offers and sales of the Securities in market-making transactions.